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                                                                   EXHIBIT 15(a)

The Board of Directors
Ryder System, Inc.:


Ladies and Gentlemen:

Re: Form S-8 Registration Statement for the Ryder System, Inc. Stock for Merit Increase Replacement Plan


With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated April 20, 1995, related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered a part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                             Very truly yours,


                                             KPMG Peat Marwick LLP


Miami, Florida
July 31, 1995